Employment Agreement-Stan Lee

Employment Agreement, made as of January 1, 2010, by and between, Stan Lee, an individual with an address at 9143 Oriole Way, Los Angeles, CA 90069 (“Stan Lee”) and POW! Entertainment, Inc , a Delaware corporation with an address at 9440 Santa Monica Boulevard, Suite 620, Beverly Hills CA 90210 (“POW!”)

1.   Employment OF Stan Lee.   Stan Lee will serve as Chief Creative Officer of POW!.  Stan Lee will be based in Los Angeles.  Stan Lee’s services shall be full-time and exclusive with the exception of those services provided under a lifetime agreement with Marvel, which requires no more than average of 10 – 15 hours per week on its behalf.  All other services performed and intellectual property created for POW! or for any other entity, which entity shall be approved in writing by POW!, shall inure to the benefit of POW!, except “Exempt Income”.  Exempt Income shall include autographs, book introductions, lectures, fees for writing books, lecture fees, fees for roles and any other honorarium type income agreed to by the parties.

Stan Lee’s services to POW! shall include, but not be limited to, the following;

(a)
Serve and be listed in all directories and publications as Chief Creative Officer of POW!, including attending corporate meetings, developing and supervising development and production of intellectual property in any and all media, directing and guiding the creative staff or staffs of POW!, all subsidiaries and affiliates as reasonably requested by POW!.

(b)	Act in a Producer capacity for all media productions, all fees generated thereby shall belong to POW!, with the exception of Conan and Red Sonja Producer fees.

(c)
Apply his good faith, best efforts to enhance the brand and good will of POW!, support and stimulate strategic alliances, joint ventures, sponsors, production partners and all direct and ancillary business of POW!.

(d)	Serve as spokesman for POW! to all media and assemblies as reasonably requested by POW!.

(e)
Take all actions and contribute all creative talents within Stan Lee’s reasonable capability, pursuant to his good faith determination of his schedule, as may reasonably be required to advance the interests of POW!.

2.  Term and Termination.   The term of Stan Lee’s employment shall continue unless or until Stan Lee resigns or is terminated for cause.  Either party may terminate this Agreement for cause, upon the giving of 30 days prior notice to the other, describing the cause, provided that the other party fails to cure such cause within such 30 days following notice.

3.  Salary.   As compensation to Stan Lee for all rights and services contributed by Stan Lee and notwithstanding any disability, POW! shall provide the following compensation for life, unless and until Stan Lee resigns or is terminated for cause:

(a)	A base salary of $300,000 per annum.

(b)
Stan Lee will receive prompt reimbursements for all ordinary and necessary business expenses incurred by him on behalf of POW! in the past and future, and POW! shall permit his customary first class, travel with sedan limousine and stay in deluxe hotels.

(c)	POW! shall seek to acquire medical insurance if not otherwise provided for Stan Lee and his family.

(d)	If Stan Lee becomes disabled so as to be unable to perform his duties for POW! or otherwise fails to perform his duties, his annual salary shall be reduced to $125,000 per year.

4.  Acknowledgement and Reaffirmation of Assignment by Stan Lee.  In consideration for the foregoing Stan Lee acknowledges that pursuant to a Membership Purchase Agreement, dated November 15, 2002 between Stan Lee and POW! Entertainment, LLC (the “LLC”), a subsidiary of POW!, he assigned, conveyed and granted to the LLC forever, and he hereby reaffirms such assignment, the following:

(a)
All right, title and interest Stan Lee may have or control, now or in the future, in the following:  Any and all ideas, names, titles, characters, symbols, logos, designs, likenesses, visual representations, artwork, stories, plots, scripts, episodes, literary property, and the conceptual universe related thereto, including independently of the foregoing, his name and likeness (the “Property”) including without limitation, those in whole or part disclosed in writing to, published, merchandise, advertised, and/or licensed by POW!, its affiliates and successor in interests and licensees (which by agreement inures to POW!’s benefit) or any of them and any copyrights, trademarks, statutory rights, common law, goodwill, moral rights and any other rights whatsoever in the Property in any and all countries and in all media and/or fields, including all rights to renewal or extensions of copyright (the “Rights”). Excepted from such assignment, and retained by Stan Lee personally, shall be all books and articles written by Stan Lee, lectures given by Stan Lee, acting roles performed by Stan Lee, commercials unrelated to any POW! projects in which Stan Lee appears, so long as such activities do not substantially interfere with Stan Lee’s activities and responsibilities with POW!

(b)
All right title and interest that Stan Lee may have in any income arising from the ownership of a Membership interest in QED Productions LLC (“QED”) or arising from the sale of the ownership of such Membership Interest.  QED is formed to receive the intellectual property from Stan Lee Media. Stan Lee represents and warrants that he will not cause or permit any ownership interest to be issued to any other party without the consent of Directors of POW! other than Stan Lee.

Stan Lee agrees to execute upon request of POW! any documents it deems reasonably necessary to further effect and evidence such assignments.  Notwithstanding any termination of Stan Lee’s contract, unless the Company fails to pay him his salary provided hereunder,  Stan Lee agrees that paragraphs 4(a) and (b) and his obligations thereunder shall continue in effect.

5.  Disclosure of Information and Non-Competition:

(a)
Stan Lee Agrees to keep confidential all creations contracts and proposals to third parties and other confidential information of POW! and not to use any such information except pursuant to his duties for POW!

(b)
Stan Lee agrees that during his employment for POW!, he will not be employed by, or provide consulting or other services, directly or indirectly, for any entity which creates, develops or markets like  Property, except for fulfilling Stan Lee’s current agreement with Marvel Comics.

6.  Miscellaneous.

(a)
This Agreement, including the assignment set forth herein, shall be binding upon the parties hereto, their affiliates and subsidiaries, legal representatives, successors and predecessors in interest, heirs and assigns.

(b)
The invalidity of any provision or part hereof or obligation hereunder, or the contravention thereby of any law, rule or regulation of any State, the Federal Government or any agency, shall not relieve any party from its obligation under, nor deprive any party of advantages of any other provision of this Agreement.

(c)	This agreement shall be governed by and construed under the laws of the State of California.

(d)	All notices under this agreement shall be in writing and shall be sent to the addresses first set forth above, or such other addresses of which either party notifies the other from time to time.

(e)
This agreement constitutes the entire Agreement among the parties with respect to the subject matter contained herein and supersedes all prior agreements, understandings, oral or written, with respect to the subject matter contained herein.  This Agreement may not be amended, modified or terminated except in writing executed by each of the parties hereto.

In Witness Whereof, the parties hereto have signed, or caused to be signed this agreement as of the date first set forth herein.

Stan Lee	POW! Entertainment, Inc

By:	By: